Exhibit 99

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces Second Quarter Results

Revenues up 14.4%

Same-store Sales Momentum Continues

Financial and Operational Highlights

Second Quarter Ended	July 1, 2007	July 2, 2006	% Change
Revenues	$465.3	$406.8	14.4%

Operating Income	$106.3	$98.5	8.0%

Effective Tax Rate	33.8%	19.8%	n/a

Net Income	$67.2	$76.3	(11.9)%

EPS	$0.36	$0.39	(7.7)%

Fully Diluted Shares	189.3	193.3	(2.1)%

$ million except EPS. Fully diluted shares in millions.

Second-Quarter Same-Store Sales Summary

	Q2 2007	Q2 2006	2007 YTD	2006 YTD
Canada	6.5%	6.1%	6.4%	7.3%

U.S.	3.8%	8.4%	3.9%	9.1%

As of July 1, 2007, 99% of the Company’s stores in Canada and 86% of the stores in the U.S. were franchised.

Second Quarter Highlights

•	Same-store sales grew 6.5% and 3.8% in Canada and the U.S., respectively

•	18 new restaurants opened in the second quarter of 2007

•	Revenues up 14.4%, operating income up 8.0%

•	Net income impacted by higher effective tax rate in the second quarter of 2007

•	Company declares fifth consecutive $0.07 quarterly dividend

•	$45.0 million spent to repurchase 1.3 million shares in the second quarter of 2007

OAKVILLE, ONTARIO, August 3, 2007 - Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced its results for the second quarter ended July 1, 2007.

Second quarter same-store sales increased 6.5% in Canada (6.1% in Q2 2006) and increased 3.8% in the U.S. (8.4% in Q2 2006). Tim Hortons® opened a total of 18 restaurants in the quarter compared to 30 restaurants in the second quarter last year. Systemwide sales growth(1) was 10.9% in the second quarter. Systemwide sales growth includes all franchised and Company-operated restaurants sales.

Featured promotions during the second quarter were the Triple Chocolate Donut, Iced Capp Supreme, Chicken Salad and Egg Salad Wrap sandwiches and, in the U.S., the introduction of Iced Coffee in late June. Pricing contributed approximately 1% of the same-store sales growth in both Canada and the U.S.

“Same-store sales performance in Canada through the second quarter of this year has continued to exceed our expectations, driven by our strong promotional calendar, product innovation, store level operations, and some price increases,” said Chairman and Chief Executive Officer Paul House. “Although U.S. same-store sales fell below our long-term targeted growth, we are executing on our plan of developing selected markets and growing our brand in the U.S. We feel positive about our second quarter U.S. segment operating results, which improved significantly over the first quarter of 2007, to a slightly positive contribution.”

Total revenues were $465.3 million in the second quarter, up 14.4% compared to $406.8 million in the second quarter of 2006. Revenues from our distribution business grew 19.6%, primarily as a result of systemwide sales growth and our continued roll out of three-channel delivery from our Guelph facility in Ontario. Rent and royalty revenues increased 10.5%, consistent with systemwide sales growth.

Cost of sales grew 17.7% in the second quarter of 2007 compared to the second quarter of 2006, which was reflective of the growth in systemwide sales and higher costs associated with frozen and refrigerated distribution. In the second quarter of 2007, operating expenses increased 14.5%, at a rate higher than our systemwide sales growth, in part due to a higher number of properties being leased and subleased and costs associated with research and development in the area of new store design incurred.

Operating income in the second quarter was $106.3 million compared to $98.5 million for the same period in 2006. The $7.8 million year-over-year improvement in operating income was primarily due to the higher revenues. Operating gains in the second quarter of 2007 were offset, in part, by the factors discussed above and higher general and administrative expenses. General and administrative costs increased due primarily to costs associated with restricted stock units (RSUs) and higher public company costs. The Company made its RSU grant to officers and certain employees in May 2007 versus the third quarter of 2006.

Operating income growth of 8.0% was lower than revenue growth, in part, as a result of the change in business mix, with distribution contributing a higher proportion of the revenue and cost growth. Distribution operating margins are generally lower than margins from other areas of our business, but remain a critical element of our overall strategy and are contributing positively to our operating income.

Net interest expense in the second quarter of 2007 was $4.8 million compared to $3.3 million in the same period last year primarily due to lower cash balances on-hand throughout this quarter.

The effective tax rate in the second quarter of 2007 was 33.8% compared to 19.8% in 2006. The low 2006 rate reflected certain benefits that did not recur in 2007.

Second quarter net income was $67.2 million compared to $76.3 million last year. Reported diluted earnings per share (EPS) were $0.36 compared to $0.39 in the second quarter of 2006. The primary factor contributing to reductions in net income and EPS for the quarter was the higher effective tax rate in 2007.

2

Diluted weighted average shares outstanding in the second quarter of 2007 were 189.3 million compared to 193.3 million in the same period last year. The 2.1% lower share count was due to the Company’s share repurchase program.

“In addition to the continued same-store sales momentum, we are pleased with the top-line revenue growth and operating results achieved through the end of the second quarter,” said Cynthia Devine, Executive Vice President and Chief Financial Officer. “Our operating income is ahead of our expectations for the first six months of 2007, and if that trend continues, we would expect to meet or exceed our 2007 operating income growth target of 10%.”

MasterCard® Implementation

As previously announced, Tim Hortons continues to aggressively install MasterCard payment terminals in Tim Hortons locations across Canada. Adding the option of MasterCard payment gives our customers more choice and flexibility and is a great way to enhance our customer experience. As of July 20th, approximately 1,000 restaurant locations have been installed and are accepting MasterCard. We anticipate that all participating stores will be up and running with MasterCard by late 2007.

Camp Day

On June 6, all of our systemwide restaurants participated in “Camp Day.” Over 3,000 Tim Hortons stores in North America donated their entire coffee sales and funds raised through Camp Day events and activities to the Tim Horton Children’s Foundation, raising $8.3 million. This amount is a new record, exceeding last year’s total of $7.2 million. These contributions will give over 12,000 deserving kids the opportunity to experience a camping adventure of a lifetime this year at one of the six Tim Horton Children’s Foundation camps.

Share repurchase program in the second quarter

In the second quarter, the Company purchased 1.3 million shares at an average cost of $34.45 for a total cost of $45.0 million. The Company has now completed $155 million of the previously-announced $200 million share repurchase program.

Board declares quarterly dividend

The Board of Directors has approved a $0.07 quarterly dividend. The dividend is payable on August 27, 2007, to shareholders of record as of August 15, 2007. The payment of future dividends remains subject to the discretion of the Company’s Board of Directors.

Tim Hortons dividend is paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e. through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on August 20, 2007 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on August 27, 2007.

Tim Hortons to host conference call at 8:00 a.m. today, August 3

Tim Hortons will host a conference call beginning at 8:00 a.m. (Eastern) today. Investors and the public may listen to the conference call in either one of the following ways:

•

Phone: The dial-in number is (416) 641-6712. No access code is required. A replay of the call will be available until midnight, August 10 and can be accessed at (416) 626-4100. The reservation number for the replay call is 21342467.

•	Simultaneous Web Cast: Available at www.timhortons.com. The call will also be archived at that site.

3

(1) Systemwide Sales Growth

Total systemwide sales growth includes restaurant level sales at both Company and franchise restaurants. Approximately 97.5% of our system is franchised as at July 1, 2007. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the second quarter of 2007, systemwide sales growth was 10.9% over the second quarter of 2006. Systemwide sales impact our franchise royalties and rental income, as well as our distribution sales. Changes in systemwide sales are driven by changes in average same store sales and changes in the number of restaurants.

Tim Hortons Inc. Overview

Tim Hortons is Canada’s largest quick service restaurant chain. Founded in 1964 as a coffee and donut shop, Tim Hortons has evolved to meet consumer tastes, with a menu that now includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of July 1, 2007, Tim Hortons system-wide restaurants numbered 2,733 in Canada and 345 in the United States. More information about the Company is available at www.timhortons.com.

CONTACT:

Rachel Douglas: (905) 339-6277 or douglas_rachel@timhortons.com

4

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

(Unaudited)

	Second Quarter Ended
	July 1, 2007	July 2, 2006	$ Change	% Change
REVENUES
Sales	$307,994	$263,453	$44,541	16.9%
Franchise revenues
Rents and royalties	140,114	126,843	13,271	10.5%
Franchise fees	17,149	16,475	674	4.1%

	157,263	143,318	13,945	9.7%

TOTAL REVENUES	465,257	406,771	58,486	14.4%

COSTS AND EXPENSES
Cost of sales	269,847	229,278	40,569	17.7%
Operating expenses	50,088	43,748	6,340	14.5%
Franchise fee costs	17,074	17,011	63	0.4%
General & administrative expenses	30,810	27,493	3,317	12.1%
Equity (income)	(9,235)	(9,144)	(91)	1.0%
Other (income) expense, net	333	(123)	456	N/M

TOTAL COSTS & EXPENSES, NET	358,917	308,263	50,654	16.4%

OPERATING INCOME	106,340	98,508	7,832	8.0%
Interest (expense)	(6,143)	(6,652)	509	(7.7)%
Interest income	1,324	4,433	(3,109)	(70.1)%
Affiliated interest (expense), net	—	(1,087)	1,087	N/M

INCOME BEFORE INCOME TAXES	101,521	95,202	6,319	6.6%
INCOME TAXES	34,282	18,892	15,390	81.5%

NET INCOME	$67,239	$76,310	$(9,071)	(11.9)%

Basic earnings per share of common stock	$0.36	$0.39	$(0.03)	(7.7)%

Diluted earnings per share of common stock	$0.36	$0.39	$(0.03)	(7.7)%

Basic shares of common stock (in thousands)	189,017	193,303	(4,286)	(2.2)%

Diluted shares of common stock (in thousands)	189,253	193,303	(4,050)	(2.1)%

Dividend per share of common stock (post initial public offering)	$0.07	$0.00	$0.07

N/M—not meaningful

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

(Unaudited)

	Year-to-Date Ended
	July 1, 2007	July 2, 2006	$ Change	% Change
REVENUES
Sales	$586,344	$506,104	$80,240	15.9%
Franchise revenues
Rents and royalties	267,354	242,367	24,987	10.3%
Franchise fees	36,167	31,058	5,109	16.4%

	303,521	273,425	30,096	11.0%

TOTAL REVENUES	889,865	779,529	110,336	14.2%

COSTS AND EXPENSES
Cost of sales	517,251	443,190	74,061	16.7%
Operating expenses	97,264	86,743	10,521	12.1%
Franchise fee costs	33,477	30,928	2,549	8.2%
General & administrative expenses	59,560	55,779	3,781	6.8%
Equity (income)	(19,012)	(17,597)	(1,415)	8.0%
Other (income) expense, net	780	(1,133)	1,913	N/M

TOTAL COSTS & EXPENSES, NET	689,320	597,910	91,410	15.3%

OPERATING INCOME	200,545	181,619	18,926	10.4%
Interest (expense)	(11,764)	(10,768)	(996)	9.2%
Interest income	3,320	6,862	(3,542)	(51.6)%
Affiliated interest (expense), net	—	(7,876)	7,876	N/M

INCOME BEFORE INCOME TAXES	192,101	169,837	22,264	13.1%
INCOME TAXES	65,601	29,937	35,664	119.1%

NET INCOME	$126,500	$139,900	$(13,400)	(9.6)%

Basic earnings per share of common stock	$0.67	$0.79	$(0.12)	(15.2)%

Diluted earnings per share of common stock	$0.67	$0.79	$(0.12)	(15.2)%

Basic shares of common stock (in thousands)	189,732	177,544	12,188	6.9%

Diluted shares of common stock (in thousands)	189,981	177,544	12,437	7.0%

Dividend per share of common stock (post initial public offering)	$0.14	$0.00	$0.14

N/M—not meaningful

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	July 1, 2007	Dec 31, 2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$98,610	$176,083
Accounts receivable, net	117,466	110,403
Notes receivable, net	13,351	14,248
Deferred income taxes	12,717	6,759
Inventories and other, net	69,560	53,888
Advertising fund restricted assets	25,072	25,513

	336,776	386,894
Property and equipment, net	1,148,047	1,164,536
Notes receivable, net	13,152	16,504
Deferred income taxes	21,542	23,579
Intangible assets, net	3,414	3,683
Equity investments	139,050	139,671
Other assets	9,869	10,120

	$1,671,850	$1,744,987

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	July 1, 2007	December 31, 2006
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$99,299	$115,570
Accrued expenses:
Salaries and wages	11,951	18,927
Taxes	20,717	27,103
Other	48,669	66,262
Advertising fund restricted liabilities	42,192	41,809
Current portion of long-term obligations	5,826	5,518

	228,654	275,189

Long-term obligations
Term debt	325,483	325,590
Advertising fund restricted debt	18,876	23,337
Capital leases	46,590	44,774

	390,949	393,701

Deferred income taxes	17,449	17,879
Other long-term liabilities	53,698	39,814

Stockholders’ equity
Common stock, (US$0.001 par value per share)
Authorized: 1,000,000,000 shares
Issued: 193,302,977 shares	289	289
Capital in excess of par value	919,063	918,043
Treasury stock, at cost: 4,479,621 and 1,930,244 shares, respectively	(154,577)	(64,971)
Common stock held in trust, at cost: 421,344 and 266,295 shares, respectively	(14,659)	(9,171)
Retained earnings	342,185	248,980
Accumulated other comprehensive income (loss):
Cumulative translation adjustments and other	(111,201)	(74,766)

	981,100	1,018,404

	$1,671,850	$1,744,987

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Unaudited)

	Second Quarter Ended
	July 1, 2007	% of Total	July 2, 2006	% of Total
REVENUES
Canada	$425,531	91.5%	$373,590	91.8%
U.S.	39,726	8.5%	33,181	8.2%

Total Revenues	$465,257	100.0%	$406,771	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$115,969	99.9%	$104,334	99.5%
U.S.	79	0.1%	495	0.5%

Reportable Segment Operating Income	116,048	100.0%	104,829	100.0%

Corporate Charges	(9,708)		(6,321)

Consolidated Operating Income	106,340		98,508
Interest, net	(4,819)		(3,306)
Income taxes	(34,282)		(18,892)

Net Income	$67,239		$76,310

	Year-to-Date Ended
	July 1, 2007	% of Total	July 2, 2006	% of Total
REVENUES
Canada	$813,743	91.4%	$712,930	91.5%
U.S.	76,122	8.6%	66,599	8.5%

Total Revenues	$889,865	100.0%	$779,529	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$222,653	101.8%	$196,244	99.5%
U.S.	(4,039)	(1.8%)	888	0.5%

Reportable Segment Operating Income	218,614	100.0%	197,132	100.0%

Corporate Charges	(18,069)		(15,513)

Consolidated Operating Income	200,545		181,619
Interest, net	(8,444)		(11,782)
Income taxes	(65,601)		(29,937)

Net Income	$126,500		$139,900

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANTS

	As of July 1, 2007	As of April 1, 2007	Increase/ (Decrease) From Prior Quarter	As of July 2, 2006	Increase/ (Decrease) From Prior Year
Tim Hortons
U.S.
Company	50	55	(5)	62	(12)
Franchise	295	285	10	235	60

	345	340	5	297	48

% Franchised	85.5%	83.8%		79.1%
Canada
Company	26	35	(9)	40	(14)
Franchise	2,707	2,689	18	2,585	122

	2,733	2,724	9	2,625	108

% Franchised	99.0%	98.7%		98.5%
Total Tim Hortons
Company	76	90	(14)	102	(26)
Franchise	3,002	2,974	28	2,820	182

	3,078	3,064	14	2,922	156

% Franchised	97.5%	97.1%		96.5%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business—see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from franchise restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, less fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution warehouses, including cost of goods, direct labour and depreciation as well as the cost of goods delivered by third party distributors to the restaurants and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and franchise restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the initiation of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions and services historically provided to us by Wendy’s and depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include restaurant closure costs, currency adjustments, real estate sales, minority interest related to the consolidation of franchised restaurants pursuant to FIN 46R, and other asset write-offs.

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations, and objectives of management, is forward-looking. The following factors, in addition to other factors set forth in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 9, 2007 and in other press releases, communications, or filings made with the SEC or the Ontario Securities Commission, and other possible factors not previously identified, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health, or dietary preferences and perceptions), spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the Company’s goodwill in particular, litigation relating to food quality, handling, or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, the cost and/or availability of a qualified workforce and other labor issues, benefit costs, legal claims, disruptions to supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire restaurants from, and sell restaurants to franchisees, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Factors Affecting Growth. There can be no assurance that the Company or its franchisees will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The opening and ongoing success of the Company’s and its franchisees’ restaurants depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants, factors affecting construction costs generally, and the generation of sufficient cash flow by the Company to pay ongoing construction costs. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that differ from the Company’s existing markets, and there may be a lack of brand awareness in such markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage the Company’s relationship with franchisees: higher transportation costs, shortages or changes in the cost or availability of qualified workforce and other labour issues, equipment failures, disruptions in supply chain, price fluctuations, climate conditions, industry demand, changes in international commodity markets (especially for coffee, which is highly volatile in terms of price and supply), and the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company receives for supplies sold to U.S. franchisees.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The profitability of the Maidstone Bakeries joint venture, which manufactures and distributes par-baked products for the Company’s and its franchisees’ restaurants, could be affected by a number of factors, including many of the factors set forth in this cautionary statement. Additionally, there can be no assurance that both the Company and its joint venture partner will continue with the joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws affecting its and its franchisees’ businesses. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to zoning, land use (including drive thrus), environmental, traffic, franchise, design and operational requirements, and other regulations. Additional governmental laws and regulation affecting the Company and its franchisees include: licensing; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements); tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, taxes, or franchise requirements, may adversely affect financial results.

Foreign Exchange Fluctuations. The majority of the Company’s business is conducted in Canada. If the U.S. dollar falls in value relative to the Canadian dollar, then U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and U.S. operations will contribute less to the Company’s consolidated results. Exchange rate fluctuations may also cause the price of goods to increase or decrease for the Company and its franchisees. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of our Company’s common stock and any dividends the Company pays.

The Company’s Relationship with Wendy’s. The separation agreements with Wendy’s may limit the Company’s ability to affect future financings, acquisitions, dispositions, the issuance of additional securities and certain debt instruments, and to take certain other actions.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures which are subject to many of the same risks affecting new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; and diversion of management’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of the Company’s arrangements with Wendy’s, or restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements.

Debt Obligations. The Company’s significant debt obligations could have adverse consequences, including increasing the Company’s vulnerability to adverse economic, regulatory, and industry conditions, limiting the Company’s ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry; limiting the Company’s ability to borrow additional funds, and requiring the Company to dedicate significant cash flow from operations to payments on debt (and there can be no assurance that the Company’s cash flow will be sufficient to service its debt), thereby reducing funds available for working capital, capital expenditures, acquisitions, and other purposes. In addition, the Company’s credit facilities include restrictive covenants that limit its flexibility to respond to future events and take advantage of contemplated strategic initiatives.

Other Factors Affecting the Company. The following factors could also cause actual results to differ from expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; and inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others; operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; new and significant legal, accounting, and other expenses to comply with public-company corporate governance and financial reporting requirements; failure to implement or ineffective maintenance of securities compliance, internal control processes, or corporate governance; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and, potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates.

Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date thereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, even if new information, future events, or other circumstances have made them incorrect or misleading.